Exhibit 10.29

MEDLINE INC.

2025 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose and Term.

(a) The purpose of the Medline Inc. 2025 Employee Stock Purchase Plan, as it may be amended and/or restated from time to time (the “Plan”), is to give Eligible Employees of Medline Inc., a Delaware corporation (the “Company”), and its Designated Companies an opportunity to purchase shares of Common Stock and to promote its best interests and enhance its long-term performance. The Company intends for each Offering to either (i) qualify as being under an “employee stock purchase plan” under Code Section 423 (each such Offering, a “Section 423 Offering”) or (ii) not comply with the requirements of Code Section 423 (each such Offering, a “Non-Section 423 Offering”). The Plan shall be construed so as to comply with the requirements of Code Section 423 with respect to Section 423 Offerings. Any provisions required to be included in the Plan under Code Section 423 are hereby included as fully as though set forth in the Plan. Any Non-Section 423 Offerings may, but are not required to, be made pursuant to any rules, procedures, or sub-plans (collectively, “Sub-Plans”) adopted by the Committee for such purpose.

(b) The effective date of the Plan shall be , 2025 (“Effective Date”). The term of the Plan shall continue until terminated by the Board pursuant to Section 13 or the date on which all of the shares of Common Stock available for issuance under the Plan have been issued.

2.	Certain Definitions.

Any term not expressly defined in the Plan but defined for purposes of Code Section 423 will have the same definition herein. In addition to terms defined elsewhere in the Plan, the following terms shall have the meanings given below unless the Committee determines otherwise:

(a) “Affiliate” means any entity, other than a Subsidiary, that directly or through one or more intermediaries is controlled by, or is under common control with, the Company, as determined by the Committee.

(b) “Applicable Law” means any applicable laws, rules and regulations (or similar guidance), including but not limited to the General Corporation Law of the State of Delaware, the Securities Act, the Exchange Act, the Code and the listing or other rules of any applicable stock exchange, and the applicable laws of any foreign country or jurisdiction where Purchase Rights are, or will be, granted. References to any applicable laws, rules and regulations, including references to any sections or other provisions of applicable laws, rules and regulations, also refer to any successor or amended provisions thereto unless the Committee determines otherwise. Further, references to any section of a law shall be deemed to include any regulations or other interpretive guidance under such section, unless the Committee determines otherwise.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” shall have the meaning given such term in the Medline Inc. 2025 Omnibus Incentive Plan or any successor plan thereto, in each case, as amended and/or restated from time to time (the “Omnibus Incentive Plan”).

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(f) “Committee” means the Compensation Committee of the Board, which has authority to administer the Plan pursuant to Section 3. All references to the Committee in the Plan shall include any administrator to which the Committee has delegated any part of its responsibilities and powers pursuant to Section 3(b).

(g) “Common Stock” means the shares of Class A common stock of the Company, par value $0.0001 per share, and any successor securities.

(h) “Company” means Medline Inc., a Delaware corporation, and any successor thereto.

(i) “Compensation” means, unless otherwise determined by the Committee, a Participant’s cash earnings, including base salary, wages, bonuses, commissions and other forms of incentive compensation (but excluding gifts, prizes, awards, relocation payments, severance, tips, gratuities, or similar elements of compensation), determined as of the date of the Contribution or such other date or dates as may be determined by the Committee. The Committee may, in its discretion, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for an Offering.

(j) “Contributions” means the amount of Compensation contributed by a Participant through payroll deductions to fund the exercise of a Purchase Right; provided, however, that “Contributions” may also include other payments that the Committee may permit a Participant to make to fund the exercise of a Purchase Right to the extent payroll deductions are not permitted by Applicable Law, as determined by the Company in its sole discretion.

(k) “Designated Company” means any Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan. The Committee may designate Subsidiaries or Affiliates as Designated Companies in a Non-Section 423 Offering. For purposes of a Section 423 Offering, only the Company and its Subsidiaries may be Designated Companies; provided, however, that at any given time, a Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-Section 423 Offering.

(l) “Eligible Employee” means any Employee of the Company or a Designated Company except (unless otherwise determined by the Committee):

(i) any Employee who has been employed for less than 90 days;

(ii) any Employee whose customary employment is for less than 20 hours per week; or

(iii) any Employee whose customary employment is for not more than three months in any calendar year;

provided, however, that the Committee may determine prior to any Offering Period that Employees outside the United States who are participating in a separate Offering or in separate Offerings shall be “Eligible Employees” even if they do not meet the requirements of (ii) and (iii) above if and to the extent required by Applicable Law; provided, further, that the Committee, in its discretion, from time to time may, prior to the Offering Period for all Purchase Rights to be granted on the first day of such Offering Period in an Offering determine (for each Section 423 Offering, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulation Section 1.4232) that the definition of Eligible Employee will or will not include an individual if such individual: (A) has not completed at least 90 days of service since such individual’s last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (B) customarily works less than 20 hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (C) customarily works less than three months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (D) is a highly compensated employee within the meaning of Code Section 414(q), or (E) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act (provided, that the exclusion is applied with respect to each Section 423 Offering in an identical manner to all highly compensated employees of the Company or a Designated Company, as applicable, whose employees are participating in such Offering).

No Employee shall be granted a Purchase Right under the Plan if, immediately after such grant, the Employee would own or hold options to purchase stock of the Company or a Related Corporation possessing 5% or more of the total combined voting power or value of all classes of stock of such corporation, as determined in accordance with Code Section 423(b)(3). For these purposes, the attribution rules of Code Section 424(d) shall apply in determining the stock ownership of such Employee. For purposes of a Non-Section 423 Offering, the provisions of Section 5(i) shall apply.

(m) “Employee” means an employee of the Company or a Subsidiary or Affiliate. For the purposes herein, the existence of an employment relationship will be determined in accordance with U.S. Treasury Regulation Section 1.421-l(h).

(n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, unless the Committee determines otherwise, on a given date (the “valuation date”) (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, then Fair Market Value shall be determined by the Committee in good faith to be the fair market value of the Common Stock. Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the Fair Market Value of the Common Stock subject to a Purchase Right shall be inconsistent with Code Section 423 in the case of a Section 423 Offering.

(p) “Grant Date” means the date of grant of a Purchase Right. The Grant Date shall be the first day with respect to each Offering Period.

(q) “Initial Offering Period” means the initial Offering Period that begins and ends on the dates determined by the Committee.

(r) “Offering” means a grant of Purchase Rights to purchase shares of Common Stock under the Plan. Each Offering will be a Section 423 Offering or a Non-Section 423 Offering. Unless otherwise specified by the Committee, each Offering shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each such Offering. With respect to Section 423 Offerings, the terms of each Offering need not be identical; provided, that the terms of the Plan and an Offering together satisfy Code Section 423 and the U.S. Treasury Regulations thereunder; provided, however, that a Non-Section 423 Offering is not required to satisfy such regulations.

(s) “Offering Period” means any period, including the Initial Offering Period, with respect to which a Purchase Right may be granted, which, unless determined otherwise by the Committee, will be a period of six (6) months; provided that in no event shall an Offering Period be greater than 27 months. Following commencement of the Initial Offering Period, a new Offering Period shall begin. Notwithstanding the foregoing, the Committee shall have the power to change the frequency and duration of the Offering Periods with respect to any Offering as it deems appropriate from time to time.

(t) “Parent” means any present or future corporation that is or which would be a “parent corporation” of the Company as that term is defined in Code Section 424.

(u) “Participant” means an Eligible Employee who is a participant in the Plan.

(v) “Purchase Date” means the date of exercise of a Purchase Right. The Purchase Date shall be the Purchase Period End Date with respect to each Purchase Period.

(w) “Purchase Period” means, unless otherwise determined by the Committee, each six-month period during which an Offering is made to Eligible Employees pursuant to the Plan. There shall be one Purchase Period in each Offering Period, with such Purchase Periods beginning and ending on the dates determined by the Committee or its designees in its or their discretion. Notwithstanding the foregoing, the first Purchase Period in the Initial Offering Period shall begin and end on the dates determined by the Committee or its designees in its or their discretion, as applicable. Further, the Committee shall have the power to change the duration of Purchase Periods (including the Purchase Period Start Date and the Purchase Period End Date for any Purchase Period) with respect to any Offering; provided that such change is announced a reasonable period of time prior to the effective date of such change; provided, further, that in no event shall a Purchase Period be greater than 27 months.

(x) “Purchase Period End Date” means the last day of each Purchase Period. Unless otherwise determined by the Committee, there shall be one Purchase Period End Date in each Offering Period.

(y) “Purchase Period Start Date” means the first day of each Purchase Period. Unless otherwise determined by the Committee, there shall be one Purchase Period Start Date in each Offering Period.

(z) “Purchase Price” means the price per share of Common Stock subject to a Purchase Right, as determined in accordance with Section 6(b).

(aa) “Purchase Right” means an option granted hereunder which entitles a Participant to purchase shares of Common Stock in accordance with the terms of the Plan.

(bb) “Related Corporation” means a Parent or Subsidiary.

(cc) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(dd) “Subsidiary” means any present or future corporation that is or would be a “subsidiary corporation” of the Company as that term is defined in Code Section 424.

(ee) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan.

3.	Administration.

(a) The Plan shall be administered by the Committee, unless the Board elects to assume administration of the Plan in whole or in part. References to the “Committee” include the Board if it is acting in an administrative capacity with respect to the Plan. Committee members shall be intended to qualify as “independent directors” (or terms of similar meaning) if and to the extent required under Applicable Law. However, the fact that a Committee member shall fail to qualify as an independent director shall not invalidate any Purchase Right or other action taken by the Committee under the Plan.

(b) In addition to action by meeting in accordance with Applicable Law, any action of the Committee may be taken by a written instrument signed by all of the members of the Committee and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. Subject to the provisions of the Plan and Applicable Law, the Committee shall have full and final authority, in its discretion, to take any action with respect to the Plan, including, without limitation, the following: (i) to establish, amend and rescind rules and regulations for the administration of the Plan; (ii) to prescribe the form(s) of any agreements or other instruments used in connection with the Plan; (iii) to determine the terms and provisions of the Purchase Rights; (iv) to determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees shall participate in a Section 423 Offering or a Non-Section 423 Offering and which Subsidiaries and Affiliates shall be Designated Companies participating in either a Section 423 Offering or a Non-Section 423 Offering; (v) reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to, or Purchase Rights granted under, the Plan; and (vi) to construe and interpret the Plan, the Purchase Rights, the rules and regulations, and the agreements or other written instruments, and to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, the adoption of such Sub-Plans as are necessary or appropriate to permit the participation in the Plan by Eligible Employees who are foreign nationals or employed outside the United States, as further set forth in Section 3(c) below. Every finding, decision and determination made by the Committee will, to the full extent permitted by Applicable Law, be final and binding upon all parties. Except to the extent prohibited by the Plan or Applicable Law, and subject to such terms and conditions as may be established by the Committee, the Committee may appoint one or more agents to assist in the administration of the Plan and may delegate any part of its responsibilities and powers to any such person or persons appointed by it. No member of the Board or Committee, as applicable, shall be liable while acting as administrator for any action or determination made in good faith with respect to the Plan or any Purchase Right granted thereunder.

(c) Notwithstanding any provision to the contrary in this Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of this Plan, with the exception of Section 4, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of this Plan shall govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Code Section 423, any such Sub-Plan shall be considered part of a NonSection 423 Offering, and Purchase Rights granted thereunder shall not be required by the terms of the Plan to comply with Code Section 423. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements regarding, without limitation, (i) eligibility to participate, (ii) the definition of Compensation, (iii) the dates and duration of Offering Periods or Purchase Periods or other periods during which Participants may make Contributions towards the purchase of shares of Common Stock, (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which shares of Common Stock may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make during an Offering Period or other specified period under the applicable Sub-Plan, (vi) the treatment of Purchase Rights upon a Change in Control or a change in capitalization of the Company, (vii) the handling of payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures, and (xiv) handling of share issuances.

4.	Shares Subject to Plan; Limitations on Purchases and Purchase Rights.

(a) Shares Subject to Plan. The aggregate number of shares of Common Stock available for the issuance of shares pursuant to the Plan shall be no more than [•] shares (the “Plan Share Reserve”), subject to adjustment pursuant to Section 10. Notwithstanding the foregoing, the Plan Share Reserve shall automatically be increased on the first day of each fiscal year following the fiscal year in which the Effective Date occurred beginning on the first day of the fiscal year following the fiscal year in which the Effective Date occurred (the “First Increase Date”) and ending with a final increase on the nine (9)-year anniversary of the First Increase Date, by a number of shares of Common Stock equal to the least of (x) [•]shares of Common Stock, (y) [•]% of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of shares of Common Stock as determined by the Board. Shares of Common Stock distributed pursuant to the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. For avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 4(a) may be used to satisfy purchases of shares of Common Stock under Section 423 Offerings and any remaining portion of such maximum number of shares of Common Stock may be used to satisfy purchases of shares of Common Stock under Non-Section 423 Offerings. The Company hereby reserves sufficient authorized shares of Common Stock to provide for the exercise of Purchase Rights. In the event that any Purchase Right expires unexercised or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock subject to such Purchase Right shall again be available for issuance under the Plan and shall not reduce the aggregate number of shares of Common Stock available for the grant of Purchase Rights or issuance under the Plan.

(b) Limitations on Purchases and Purchase Rights. If, on a given Purchase Period End Date, the number of shares of Common Stock with respect to which Purchase Rights are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable, and in no event shall the number of shares offered for purchase during any Offering Period exceed the number of shares then available under the Plan. In addition, in connection with any Offering, the Committee may specify a maximum number of shares of Common Stock that may be purchased by any single Participant on any Purchase Date during such Offering. In connection with each Offering, the Committee may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. Further, in connection with each Offering that contains more than one Purchase Date, the Committee may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any or each Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Committee action otherwise, the Company shall make a pro rata allocation of the shares available in as uniform a manner as shall be practicable and as it shall determine to be equitable. In the event that any pro rata allocation is made pursuant to this Section 4(b), any Contributions of a Participant not applied to the purchase of shares during such Offering Period shall be returned to such Participant (without interest, unless otherwise required by Applicable Law). Notwithstanding the foregoing, the Committee has authority, by resolution or otherwise, to modify the limitations on the number of shares of Common Stock that may be purchased by a Participant in any particular Offering Period or any particular Purchase Period.

5.	Eligibility and Participation; Payroll Deductions.

(a) General. Purchase Rights may only be granted to Eligible Employees.

(b) Initial Eligibility. Any Eligible Employee who has completed 90 days’ employment and is employed by the Company or a Designated Company on the date such Eligible Employee’s participation in the Plan is to become effective shall be eligible to be a Participant during any Offering Period that begins on or after the end of such 90-day period. An Employee who becomes an Eligible Employee on or after the Grant Date will not be eligible to participate in such Offering Period but may participate in any subsequent Offering Period; provided, that such Employee is still an Eligible Employee as of the Grant Date of such subsequent Offering Period.

(c) Leave of Absence. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence and such Employee’s employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such Employee shall have returned to regular full-time or parttime employment (as the case may be) prior to the close of business on such 90th day or unless such Employee has a right to reemployment that is guaranteed either by statute or contract (including, for avoidance of doubt, any guaranteed right to reemployment provided under any non U.S. law, contract or policy). Termination by the Company of any Employee’s leave of absence, other than termination of such leave of absence on return to full-time or part-time employment, shall terminate an Employee’s employment for all purposes of the Plan and shall terminate such Employee’s participation in the Plan and right to exercise any Purchase Right, unless such Employee has a right to reemployment that is guaranteed either by statute or contract.

(d) Commencement of Participation. An Eligible Employee shall become a Participant by completing an authorization for Contributions on the form provided by the Company (and such other documents as may be required by the Committee) and delivering such forms and documents to the Company or an agent designated by the Company on or before the date set therefor by the Committee, which date shall be prior to the Grant Date for the applicable Offering Period. Contributions for a Participant during an Offering Period shall commence on the applicable Purchase Period Start Date when the Participant’s authorization for a Contribution becomes effective and shall continue for successive Purchase Periods during which the Participant is eligible to participate in the Plan, unless authorizations are withdrawn or participation is terminated, as provided in Section 8.

(e) Amount of Contributions; Determination of Compensation. At the time a Participant files an authorization for Contributions, a Participant shall elect to have deductions or other Contributions made from the Participant’s pay on each payday while participating in an Offering Period at a rate of not less than 1% nor more than 15% (in whole percentages only) of Compensation, measured on either a pre-tax or an after-tax basis as determined by the Committee and/or as specified in such authorization. Such Compensation rates shall be determined by the Committee in a nondiscriminatory manner consistent with the provisions of Code Section 423 in the case of a Section 423 Offering.

(f) Participant’s Account; No Interest. All Contributions made by a Participant shall be credited to the Participant’s account under the Plan. A Participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5(h) or unless otherwise required by Applicable Law. In no event shall interest accrue on any Contributions made by a Participant, unless otherwise required by Applicable Law.

(g) Changes in Payroll Deductions. A Participant may withdraw, terminate or discontinue participation in the Plan as provided in Section 8, but no other change can be made during an Offering Period and, specifically, a Participant may not alter the amount of Contributions for that Offering Period. Notwithstanding the foregoing, to the extent necessary to comply with the limitation of Code Section 423(b)(8), or Section 2(l), Section 4 and/or Section 12(a) of the Plan, a Participant’s Contribution election may be decreased to 0% at any time during an Offering Period. In such event, Contributions shall continue at the newly elected rate with respect to the next Offering Period, unless otherwise provided under the terms of the Plan or as otherwise determined by the Committee.

(h) Participation During Leave of Absence. If a Participant goes on a leave of absence, such Participant shall have the right to elect to: (i) withdraw the balance in such Participant’s account pursuant to Section 8; (ii) discontinue Contributions to the Plan but remain a Participant in the Plan; or (iii) remain a Participant in the Plan during such leave of absence, authorizing Contributions to be made from payments by the Company or a Subsidiary or Affiliate to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company or any Subsidiary or Affiliate to such Participant are insufficient to meet such Participant’s authorized Contributions.

(i) Special Eligibility Rules for Foreign Participants. Notwithstanding the provisions of Section 2(l), Eligible Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) may be excluded from the Plan or an Offering if (i) the grant of a Purchase Right under the Plan or Offering to a citizen or resident of the foreign jurisdiction is prohibited under Applicable Law; or (ii) compliance with the Applicable Law would cause the Plan or Offering to violate the requirements of Code Section 423. In the case of a Non-Section 423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason. Further, notwithstanding the provisions of Section 2(l), an Employee who does not otherwise qualify as an Eligible Employee may, in the Committee’s discretion, participate in a Non-Section 423 Offering if and to the extent required by Applicable Law.

6.	Grant of Purchase Rights.

(a) Number of Shares Subject to Purchase Right. On the Grant Date, a Participant shall be granted a Purchase Right to purchase, on each Purchase Period End Date of the Offering Period to which such Grant Date relates, at the applicable Purchase Price, such number of shares of Common Stock as is determined by dividing (x) the amount of the Participant’s Contributions accumulated as of the Purchase Period End Date and retained in the Participant’s account as of the Purchase Period End Date by (y) the applicable Purchase Price (as determined in accordance with Section 6(b)); provided, however, that (i) no Participant may purchase shares of Common Stock in excess of the limitations set forth in Section 4(b) or Section 12(a), and the number of shares subject to a Purchase Right shall be adjusted as necessary to conform to such limitations; and (ii) in no event shall the aggregate number of shares deemed to be subject to Purchase Rights during an Offering Period exceed the number of shares then available under the Plan or the maximum number of shares that a Participant may purchase for any single Offering Period and for any single Purchase Period (in each case, as provided in Section 4), and the number of shares deemed to be subject to Purchase Rights shall be adjusted as necessary to conform to these limitations. The Fair Market Value of the shares of Common Stock shall be determined as provided in Section 2(o) and Section 6(b), and a Participant’s Compensation shall be determined according to Section 2(i).

(b) Purchase Price. The Purchase Price per share of Common Stock purchased with Contributions made during an Offering Period for a Participant shall be equal to 85% (or such greater percentage as may be determined by the Committee prior to the commencement of an Offering Period in which such Purchase Period occurs) of the lesser of (i) the Fair Market Value per share of Common Stock on the applicable Purchase Period End Date or (ii) the Fair Market Value of a share of Common Stock on the applicable Grant Date in which the Purchase Period occurs; provided that in no event shall the Purchase Price per share be less than the par value per share of the Common Stock; provided, further that the Committee may determine prior to a Purchase Period to calculate the Purchase Price for such Purchase Period solely by reference to the Fair Market Value of a share of Common Stock on the applicable Purchase Period End Date or Grant Date, or based on the greater (rather than the lesser) of such values.

7.	Exercise of Purchase Rights.

(a) Automatic Exercise. Unless a Participant gives written notice to the Company or an agent designated by the Company of withdrawal at least 30 days prior to the end of the Offering Period or terminates employment as hereinafter provided, the Participant’s Purchase Rights will be deemed to have been exercised automatically on the Purchase Period End Date applicable to such Offering Period, for the purchase of the number of shares of Common Stock that the Participant’s accumulated Contributions at that time will purchase at the applicable Purchase Price (but not in excess of the number of shares for which Purchase Rights have been granted to the Participant pursuant to Section 4 and Section 6(a)).

(b) Termination of Purchase Right. A Purchase Right shall expire on the earlier of (i) the date of termination of the Participant’s employment, except as otherwise provided in Section 5(h) (regarding leaves of absence), or as otherwise required by Applicable Law, or (ii) the end of the last day of the applicable Purchase Period.

(c) Fractional Shares; Excess Amounts. Fractional shares will not be issued under the Plan, unless otherwise determined by the Committee. Any excess Contributions in a Participant’s account that would have been used to purchase fractional shares will be automatically re-invested in a subsequent Offering Period unless the Participant timely revokes such Participant’s authorization to re-invest such excess amounts or the Company elects to return such Contributions to the Participant. Except as permitted by the foregoing or as otherwise determined by the Committee, any amounts that were contributed but not applied toward the purchase of shares of Common Stock shall not be carried forward to future Offering Periods and shall be returned to Participants.

(d) Share Certificates; Credit to Participant Accounts. As promptly as practicable after the Purchase Period End Date of each Purchase Period, the shares of Common Stock purchased by a Participant for the Purchase Period shall be credited to such Participant’s account maintained by the Company, a stock brokerage or other financial services firm designated by the Company or the Participant or other similar entity, unless the Participant elects to have the Company deliver to the Participant certificates for the shares of Common Stock purchased upon exercise of the Participant’s Purchase Right. If a Participant elects to have shares credited to the Participant’s account (rather than certificates issued), a report will be made available to such Participant after the close of each Purchase Period stating the entries made to such Participant’s account, the number of shares of Common Stock purchased and the applicable Purchase Price.

8.	Withdrawal; Termination of Employment.

(a) Withdrawal. A Participant may withdraw Contributions credited to the Participant’s account during an Offering Period at any time prior to the last day of such Offering Period by giving sufficient prior written notice to the Company or an agent designated by the Company. All of the Participant’s Contributions credited to the Participant’s account will be paid to the Participant promptly (without interest, unless otherwise required by Applicable Law) after receipt of the Participant’s notice of withdrawal, and no further Contributions will be made from the Participant’s Compensation during such Offering Period. The Company may, at its option, treat any attempt to borrow by a Participant on the security of such Participant’s accumulated Contributions as an election to withdraw such Contributions. A Participant’s withdrawal from any Offering Period will not have any effect upon the Participant’s eligibility to participate in any subsequent Offering Period or in any similar plan which may hereafter be adopted by the Company. Notwithstanding the foregoing, if a Participant withdraws during an Offering Period, Contributions shall not resume at the beginning of a succeeding Offering Period unless the Participant is eligible to participate and the Participant delivers to the Company or an agent designated by the Company a new, completed authorization form (and such other documents as may be required by the Committee) and otherwise complies with the terms of the Plan.

(b) Termination of Employment; Participant Ineligibility. Upon termination of a Participant’s employment for any reason (including but not limited to termination due to death but excluding a leave of absence for a period of less than 90 days or a leave of absence of any duration where reemployment is guaranteed by either statute or contract), or in the event that a Participant otherwise ceases to be an Eligible Employee, the Participant’s participation in the Plan shall be terminated, unless otherwise required by Applicable Law. In the event of a Participant’s termination of employment or in the event that a Participant otherwise ceases to be an Eligible Employee, the Contributions credited to the Participant’s account will be returned (without interest, unless otherwise required by Applicable Law) to the Participant, or, in the case of death, to a beneficiary duly designated on a form acceptable to the Committee. Any unexercised Purchase Rights granted to a Participant during any Offering Period then in effect shall be deemed to have expired on the date of the Participant’s termination of employment or the date the Participant otherwise ceases to be an Eligible Employee, unless terminated earlier in accordance with the terms of the Plan, and no further Contributions will be made for the Participant’s account.

9.	Transferability.

No Purchase Right (or rights attendant to a Purchase Right) may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the laws of descent and distribution, and no Purchase Right shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of a Purchase Right, or levy of attachment or similar process upon the Purchase Right not specifically permitted in the Plan, shall be null and void and without effect. A Purchase Right may be exercised during a Participant’s lifetime only by the Participant.

10.	Dilution and Other Adjustments; Change in Control.

(a) Adjustments; Right to Issue Additional Securities. If there is any change in the outstanding shares of Common Stock because of a merger, Change in Control, consolidation, recapitalization or reorganization involving the Company, or if the Board declares a stock dividend, stock split distributable in shares of Common Stock or reverse stock split, other distribution (other than ordinary or regular cash dividends) or combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Company affecting the Common Stock (excluding conversion of convertible securities by the Company and/or the exercise of warrants by their holders), then the number and type of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Committee shall, subject to Applicable Law, make such adjustments to Purchase Rights (such as the number and type of shares subject to a Purchase Right and the Purchase Price of a Purchase Right) or to any provisions of this Plan as the Committee deems equitable to prevent dilution or enlargement of Purchase Rights or as may otherwise be advisable. Nothing in the Plan, a Purchase Right or any related instrument shall limit the ability of the Company to issue additional securities of any type or class.

(b) Change in Control. In addition, without limiting the effect of Section 10(a), in the event of a Change in Control, the Committee’s discretion shall include but shall not be limited to the authority to provide for any of, or a combination of any of, the following: (i) each Purchase Right shall be assumed or an equivalent purchase right shall be substituted by the successor entity or parent or subsidiary of such successor entity; (ii) a date selected by the Committee on or before the date of consummation of such Change in Control shall be treated as a Purchase Date and all outstanding Purchase Rights shall be exercised on such date; (iii) all outstanding Purchase Rights shall terminate and the accumulated Contributions will be refunded to each Participant upon or prior to the Change in Control (without interest, unless otherwise required by Applicable Law); or (iv) outstanding Purchase Rights shall continue unchanged.

11.	Stockholder Approval of Plan.

The Plan is subject to the approval by the stockholders of the Company, which approval shall be obtained within 12 months before or after the date of adoption of the Plan by the Board. Amendments to the Plan shall be subject to stockholder approval to the extent, if any, as may be required by Code Section 423 or other Applicable Law.

12.	Limitations on Purchase Rights.

Notwithstanding any other provisions of the Plan:

(a) No Employee shall be granted a Purchase Right under the Plan which permits an Employee rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company and any Related Corporation to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time of the grant of such Purchase Right) for each calendar year in which such Purchase Right is outstanding at any time in the case of a Section 423 Offering. Any Purchase Right shall be deemed to be modified to the extent necessary to satisfy this Section 12(a).

(b) In accordance with Code Section 423, all Employees granted Purchase Rights under the Plan who are participating in a Section 423 Offering shall have the same rights and privileges under the Plan, except that the amount of Common Stock which may be purchased by any Employee under Purchase Rights granted pursuant to the Plan shall bear a uniform relationship to the total compensation (or the basic or regular rate of compensation) of all Employees. All rules and determinations of the Committee in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

13.	Amendment and Termination of the Plan and Purchase Rights.

(a) Amendment and Termination of Plan. The Plan may be amended, altered, suspended and/or terminated at any time by the Board; provided that approval of an amendment to the Plan by the stockholders of the Company shall be required to the extent, if any, that stockholder approval of such amendment is required by Applicable Law.

(b) Amendment and Termination of Purchase Rights. The Committee may (subject to the provisions of Code Section 423 (for Section 423 Offerings) and Section 13(a)) amend, alter, suspend and/or terminate any Purchase Right, prospectively or retroactively, but (except as otherwise expressly provided in the Plan) such amendment, alteration, suspension or termination of a Purchase Right shall not, without the written consent of a Participant with respect to an outstanding Purchase Right, materially adversely affect the rights of the Participant with respect to the Purchase Right.

(c) Amendments to Comply with Applicable Law. Notwithstanding Section 13(a) and Section 13(b), the following provisions shall apply:

(i) The Committee shall have unilateral authority, subject to the provisions of Code Section 423 (for Section 423 Offerings), to amend the Plan and any Purchase Right (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law.

(ii) The Committee shall have unilateral authority to make adjustments to the terms and conditions of Purchase Rights in recognition of unusual or nonrecurring events affecting the Company or any Related Corporation, or the financial statements of the Company or any Related Corporation, or of changes in Applicable Law, or accounting principles, if the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles or Applicable Law.

14.	Designation of Beneficiary.

The Committee, in its discretion, may authorize a Participant to designate in writing a person or persons as such Participant’s beneficiary, which beneficiary shall, in the event of such Participant’s death, be entitled to the rights, if any, to which the Participant would otherwise be entitled. The Committee shall have discretion to approve the form or forms of such beneficiary designations, to determine whether such beneficiary designations will be accepted, and to interpret such beneficiary designations. If a deceased Participant failed to designate a beneficiary, or if the designated beneficiary does not survive such Participant, any rights that would have been exercisable by the Participant and any benefits distributable to such Participant shall be exercised by or distributed to the legal representative of the estate of such Participant, unless otherwise determined by the Committee.

15.	Miscellaneous.

(a) Compliance with Applicable Law. The Company may impose such restrictions on Purchase Rights, shares of Common Stock and any other benefits underlying Purchase Rights hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities or other Applicable Law. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan or take any other action, unless such delivery or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act). The Company will be under no obligation to register shares of Common Stock or other securities with the Securities and Exchange Commission or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Company will have no liability for any inability or failure to do so. The Company may cause a restrictive legend or legends to be placed on any certificate issued pursuant to a Purchase Right hereunder in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.

(b) No Obligation to Exercise Purchase Rights. The grant of a Purchase Right shall impose no obligation upon a Participant to exercise such Purchase Right.

(c) Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Purchase Rights will be used for general corporate purposes.

(d) Taxes. At any time a Participant incurs a taxable event as a result of the Participant’s participation in the Plan, a Participant must make adequate provision for any Tax-Related Items. Participants are solely responsible and liable for the satisfaction of all Tax-Related Items, and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such Tax-Related Items. The Company shall have no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for a Participant or any other person.

In their sole discretion, the Company or, as applicable, the Designated Company that employs the Participant, may, unless the Committee determines otherwise, satisfy their obligations to withhold Tax-Related Items by (i) withholding from the Participant’s compensation, (ii) repurchasing a sufficient whole number of shares of Common Stock issued following exercise having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock, (iii) withholding from proceeds from the sale of shares of Common Stock issued upon exercise, either through a voluntary sale or a mandatory sale arranged by the Company, or (iv) any other method deemed acceptable by the Committee.

(e) Right to Terminate Employment. Nothing in the Plan, a Purchase Right or any agreement or instrument related to the Plan shall confer upon an Employee the right to continue in the employment of the Company, any Related Corporation or Affiliate or affect any right which the Company, any Related Corporation or Affiliate may have to terminate the employment of such Employee. Except as otherwise provided in the Plan or under Applicable Law, all rights of a Participant with respect to Purchase Rights granted hereunder shall terminate upon the termination of employment of the Participant.

(f) Rights as a Stockholder. No Participant or other person shall have any rights as a stockholder unless and until certificates for shares of Common Stock are issued to the Participant or such shares are credited to the Participant’s account on the records of the Company or a designee.

(g) Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

(h) Governing Law. All questions pertaining to the validity, construction and administration of the Plan and Purchase Rights granted hereunder shall be determined in conformity with the laws of the State of Delaware, without regard to the principles of conflicts of laws, to the extent not inconsistent with Code Section 423 (for Section 423 Offerings) or other applicable federal laws of the United States.

(i) Elimination of Fractional Shares. Subject to Section 7(c), if under any provision of the Plan which requires a computation of the number of shares of Common Stock subject to a Purchase Right, the number so computed is not a whole number of shares of Common Stock, such number of shares of Common Stock shall be rounded down to the next whole number.

(j) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(k) Gender and Number. Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(l) Rules of Construction. Headings are given to the sections of the Plan solely as a convenience to facilitate reference.

(m) Successors and Assigns. The Plan shall be binding upon the Company, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

(n) Purchase Right Documentation. The grant of any Purchase Right under the Plan shall be evidenced by such documentation, if any, as may be determined by the Committee or its designee. Such documentation may state terms, conditions and restrictions applicable to the Purchase Right and may state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares of Common Stock or other benefits subject to a Purchase Right, as may be established by the Committee.

(o) Uncertificated Shares. Notwithstanding anything in the Plan to the contrary, to the extent the Plan provides for the issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may, in the Company’s discretion, be effected on a non-certificated basis, to the extent not prohibited by the Company’s certificate of incorporation or bylaws or by Applicable Law.

(p) Compliance with Recoupment, Ownership and Other Policies or Agreements. Notwithstanding anything in the Plan to the contrary and subject to the provisions of Code Section 423 (for Section 423 Offerings), the Committee may, at any time (during or following termination of employment or service for any reason), determine that a Participant’s rights, payments and/or benefits with respect to a Purchase Right (including but not limited to any shares issued or issuable with respect to a Purchase Right) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any other conditions applicable to a Purchase Right. Such events may include, but shall not be limited to, termination of employment for cause, violation of policies of the Company or a Related Corporation or Affiliate, breach of non-solicitation, non-competition, confidentiality, non-disparagement or other covenants, other conduct by the Participant that is determined by the Committee to be detrimental to the business or reputation of the Company, any Related Corporation or Affiliate, and/or other circumstances where such reduction, cancellation, forfeiture or recoupment is required by Applicable Law. In addition, without limiting the effect of the foregoing, as a condition to the grant of a Purchase Right or receipt or retention of shares of Common Stock, cash or any other benefit under the Plan, (i) the Committee may, at any time, require that a Participant comply with any compensation recovery (or “clawback”), stock ownership, stock retention or other policies or guidelines adopted by the Company, a Related Corporation or Affiliate, each as in effect from time to time and to the extent applicable to the Participant, and (ii) each Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Law.

(q) Plan Controls. Unless the Committee determines otherwise, in the event of a conflict between any term or provision contained in the Plan and an express term contained in any documentation related to the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(r) Administrative Costs. The Company or a Related Corporation or Affiliate will pay the expenses incurred in the administration of the Plan other than any fees or transfer, excise or similar taxes imposed on the transaction pursuant to which any shares of Common Stock are purchased. The Participant will pay any transaction fees, commissions or similar costs on any sale of shares of Common Stock and may also be charged the reasonable costs associated with issuing a stock certificate or similar matters.

(s) Notice of Disqualifying Disposition. Each Participant who participates in a Section 423 Offering and is subject to taxation in the United States shall give the Company prompt written notice of any disposition or other transfer of shares of Common Stock acquired pursuant to the exercise of a Purchase Right, if such disposition or transfer is made within two years after the Grant Date or within one year after the Purchase Date.

(t) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data about the Participant and the Participant’s participation in the Plan.

(u) No Trust or Fund Created. Neither the Plan nor any Purchase Right shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Purchase Right shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

16.	Code Section 409A; Tax Qualification.

Purchase Rights to purchase shares of Common Stock granted under a Section 423 Offering are exempt from the application of Code Section 409A and Code Section 457A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that a Purchase Right may be subject to Code Section 409A or Code Section 457A or that any provision in the Plan would cause a Purchase Right under the Plan to be subject to Code Section 409A or Code Section 457A, the Committee may amend the terms of the Plan and/or of an outstanding Purchase Right, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding Purchase Right or future Purchase Right from or to allow any such Purchase Rights to comply with Code Section 409A or Code Section 457A, but only to the extent any such amendments or action by the Committee would not violate Code Section 409A or Code Section 457A. Notwithstanding the foregoing, the Company shall not have any obligation to indemnify or otherwise protect the Participant from any obligation to pay any taxes, interest or penalties pursuant to Code Section 409A or Code Section 457A. The Company makes no representation that the Purchase Right to purchase shares of Common Stock under the Plan is compliant with Code Section 409A or Code Section 457A.

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